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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                        (Amendment No. _______________)1


                            SonomaWest Holdings, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    835637109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 March 13, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_| Rule 13d-1(b)

                  |X| Rule 13d-1(c)

                  |_| Rule 13d-1(d)





         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                        Forms
--------------------------------------------------------------------------------


-----------------------------                      -----------------------------
CUSIP No.    835637109                   13G           Page  1  of  3    Pages
           ------------                                    -----   -----
------------------------------                     -----------------------------


--------------------------------------------------------------------------------

  1.   NAMES OF REPORTING PERSONS.                     Wendy W. Stapleton
       I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS   (ENTITIES ONLY)

--------------------------------------------------------------------------------

  2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)|_|
                                                                        (b)|_|

--------------------------------------------------------------------------------

  3.   SEC USE ONLY

--------------------------------------------------------------------------------

  4.   CITIZENSHIP OR PLACE OF ORGANIZATION                      USA

--------------------------------------------------------------------------------

     NUMBER OF        5.  SOLE VOTING POWER                      71,165
      SHARES
   BENEFICIALLY     ------------------------------------------------------------
     OWNED BY
       EACH           6.  SHARED VOTING POWER                       0
    REPORTING       ------------------------------------------------------------
   PERSON WITH
                      7.  SOLE DISPOSITIVE POWER                 71,165
                    ------------------------------------------------------------

                     8.  SHARED DISPOSITIVE POWER                   0

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                     71,165
--------------------------------------------------------------------------------

  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                     |_|

--------------------------------------------------------------------------------

  11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                  6.4%
--------------------------------------------------------------------------------

  12.  TYPE OF REPORTING PERSON*
                                                  IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).    Name of Issuer.

              SonomaWest Holdings, Inc.
              ------------------------------------------------------------------

Item 1(b).    Address of Issuer's Principal Executive Offices:

              2064 Highway 116 North, Sebastopol, CA  95472
              ------------------------------------------------------------------

Item 2(a).    Name of Person Filing:

              Wendy W. Stapleton
              ------------------------------------------------------------------

Item 2(b).    Address of Principal Business Office or, if None, Residence:

              135 East Putnam Ave, Greenwich, Connecticut 06830
              ------------------------------------------------------------------

Item 2(c).    Citizenship:

              USA
              ------------------------------------------------------------------

Item 2(d).    Title of Class of Securities:

              Common
              ------------------------------------------------------------------

Item 2(e).    CUSIP Number.

              835637109

Item 3.       If This Statement is Filed Pursuant to Rule  13d-1(b), or 13d-2(b)
              or  (c),  Check  Whether the Person  Filing is a:   Inapplicable

              (a) |_| Broker or dealer registered under Section 15 of the
                      Exchange Act.
              (b) |_| Bank as defined, in Section 3 (a) (6) of the Exchange Act.
              (c) |_| Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.
              (d) |_| Investment company registered under Section 8 of the
                      Investment Company Act.
              (e) |_| An investment adviser in accordance with Rule 13d-I(b)(1)
                      (ii) (E);
              (f) |_| An employee benefit plan or endowment fund in accordance
                      with Rule 13d-I (b) (1) (ii) (F);
              (g) |_| A parent holding company or control person in accordance
                      with Rule 13d-1(b) (1) (ii) (G);
              (h) |_| A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
              (i) |_| A church plan that is excluded from the definition of
                      an investment company under Section 3(c) (14) of the Investment Company Act;
              (j) |_| Group, in accordance with Rule 13d-1(b) (1) (ii) (J).


Item 4.       Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a) Amount beneficially owned:
                  71,165

              (b) Percent of class:
                  6.4%

              (c) Number of shares as to which such person has:
                  (i) Sole power to vote or to direct the vote       71,165
                                                               -----------------
                  (ii)Shared power to vote or to direct the vote     0
                                                               -----------------
                  (iii)Sole power to dispose or to direct the  disposition
                         of                                          71,165
                                                               -----------------
                  (iv)Shared power to dispose or to direct the disposition
                         of                                          0
                                                               -----------------

Item 5.       Ownership of Five Percent or Less of a Class.            N/A

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

                   N/A


Item 7.       Identification   and   Classification  of  the  Subsidiary  Which
              Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                   N/A


Item 8.      Identification and Classification of Members of the Group.

                   N/A


Item 9.       Notice of Dissolution of Group.

                   N/A


Item 10.      Certifications.

                   N/A



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 June 19, 2002
                                   ---------------------------------------------
                                                     (Date)

                                           /s/  Wendy W. Stapleton
                                   ---------------------------------------------
                                                   (Signature)

                                                 Wendy W. Stapleton
                                   ---------------------------------------------
                                                   (Name/Title)